
Mr Sam Kyriacou                                Standard & Poor's (Australia) Pty Ltd
Managing Director                              Level 37
Interstar Securities (Australia) Pty Ltd       120 Collins Street
Interstar Securitisation Management Pty Ltd    Melbourne Vic 3000
PO Box 626                                                              Contact  Jim Mooney  9288 5891
Melbourne  Vic  3007

The Directors                                  Barclays Bank PLC
Perpetual Trustees Victoria Limited            as the Lead Manager
Level 28                                       54 Lombard Street
360 Collins Street                             London EC3P4AH
Melbourne VIC 3000                             United Kingdom

Moody's Investors Service                      Barclays Capital Inc.
Level 12                                       200 Park Avenue
55 Hunter Street                               New York 10166
Sydney  NSW  2000                              USA

The Directors                                  The Bank of New York
Perpetual Trustees Company Limited             New York Branch
Level 7                                        101 Barclay Street
9 Castlereagh Street                           New York 10286
Sydney  NSW  2000                              USA

National Australia Bank                        The Directors
Level 32                                       JP Morgan
500 Bourke Street                              Level 26, Grosvenor Place
Melbourne VIC 3000                             225 George Street
                                               Sydney NSW 2000

11 February 2004




Dear Sirs


INTERSTAR MILLENNIUM SERIES 2004-2G TRUST
CLASS US$A1, US$AB AND US$B

We have reviewed the taxation information contained in the draft documents for the Class US$A1, US$AB and US$B 1for the Interstar Millennium Series 2004-2G Trust ('the Trust') as provided to us ('documents'):

o   the Prospectus;

                                       INTERSTAR MILLENNIUM SERIES 2004-2G TRUST
                                                      Class USA1, US$AB and US$B
                                                                11 February 2004



o   the Security Trust Deed;

o   the Series Notice;

o   the Agency Agreement;

o   the Note Trust Deed;

o   the Notice of Creation of Trust;

o   the Master Trust Deed; and

o the ISDA Master Agreements for Interest Rate and Currency Rate Swaps and Schedules to these Agreements.

For the purposes of giving this opinion we have assumed that where documents have been submitted to us in draft form they will be executed in the form of that draft.

On the understanding that no substantial changes will be made to the documents, or to the structure of the program, we advise as follows:

o   we have reviewed the documents;

o our review was limited to the correctness of taxation information contained in the documents, including information relating to income tax, withholding tax and goods and services tax but excluding stamp duty;

o our review is limited to the Australian taxation consequences of an investment in the Trust;

o we have not considered the application of the taxation laws of foreign jurisdictions;

o in our opinion, the taxation disclosures contained in the documents are not misleading by misstatement or omission. This opinion is limited to relevant Australian taxation matters only;

o the taxation information assumes the continuance of taxation laws as at the date of the offer, and does not include an analysis of potential future taxation amendments. The ultimate interpretation of laws rests with the Courts and current interpretation may be subject to amendment during the currency of this product;

o we note that under the Review of Business Taxation recommendations it was proposed that from 1 July 2001, some trusts were to be taxed as if they were companies. The Federal Government released exposure draft legislation in relation to these proposed measures, however, due to various complications with the rules contained in the draft legislation, it has since been withdrawn. There is uncertainty as to whether the Federal Government will release further draft legislation. The progress and application of any future legislation will need to be monitored;

                                       INTERSTAR MILLENNIUM SERIES 2004-2G TRUST
                                                      Class USA1, US$AB and US$B
                                                                11 February 2004



o we note that the documentation provides that non-residents may subscribe for notes issued by the Trustee as Trustee of the Trust. We have reviewed the Prospectus and are satisfied that the non-resident noteholders will not be subject to interest withholding tax as the notes are issued in accordance with requirements of section 128F of the Income Tax Assessment Act 1936;

o we note that the Federal Government has released Legislation in relation to a new Tax Consolidation regime to apply from 1 July 2002. The head company of a tax consolidated group will be liable for income tax in respect of itself and its wholly-owned group members. Where, however, the head company fails to meet its income tax liabilities, each wholly-owned group member is joint and severally liable to pay the consolidated group's income tax liabilities.

    It is understood that the Challenger group of companies (the Challenger Group) will, or has, elected to consolidate its wholly owned subsidiaries and that Challenger Financial Services Group Limited (a company within the Challenger Group) has exercised a call option to acquire all of the issued shares in Interstar Securities Holding Pty Limited which is the parent company of Interstar Securities (Australia) Pty Limited and various other Interstar companies (the Interstar Group) and so the Challenger Group, as a consolidated group, has acquired the Interstar Group (see section titled 'THE ISSUER TRUSTEE, THE TRUST MANAGER AND THE SERVICER' of the subsection titled 'The Servicer' of the draft Prospectus of the Interstar Millennium Series 2004-2G for additional information regarding the call option referred to in this paragraph). This action by Challenger in respect of the Interstar Group will not, however, bring the Trust into the Challenger consolidated group as the Trust will not be a wholly owned subsidiary of Challenger. This conclusion is premised on the fact that a party other than Challenger or a related Challenger group entity will hold all of the issued Residual Capital Unit interests of the Trust. As a non-related Unitholder of the Trust exists, the Trust cannot therefore be consolidated and thus is not and cannot be jointly and severally liable for the Challenger group's income tax liabilities;

o we note that the documentation provides that the Australian Federal Government has released legislation in relation to the treatment of foreign currency gains and losses on transactions entered into on or after the first income year commencing on or after 1 July 2003. In addition, the rules will also apply, at the option of the taxpayer, to foreign currency gains and losses on transactions entered into prior to the first income year commencing after 1 July 2003 but realised after that time; and

o we have had no involvement in the preparation of any other part of the documentation and, therefore, we make no representation or warranties as to the completeness, accuracy or otherwise of information in the documentation other than references to taxation matters.


DISCLAIMERS

GENERAL TAX REFORM

Our tax opinion is based on current taxation law as at the date our tax opinion is provided. You will appreciate that the tax law is frequently being changed, both prospectively and retrospectively. A number of key tax reform measures have been implemented, a number of

                                       INTERSTAR MILLENNIUM SERIES 2004-2G TRUST
                                                      Class USA1, US$AB and US$B
                                                                11 February 2004



other key reforms have been deferred and the status of some key reforms remains unclear at this stage.

Unless special arrangements are made, this tax opinion will not be updated to take account of subsequent changes to the tax legislation, case law, rulings and determinations issued by the Australian Commissioner of Taxation or other practices of taxation authorities. It is your responsibility to take further advice, if you are to rely on our tax opinion at a later date.

We are, of course, unable to give any guarantee that our interpretation will ultimately be sustained in the event of challenge by the Australian Commissioner of Taxation.


GST

This tax opinion is based upon A New Tax System (Goods and Services Tax) Act 1999 together with subsequent amendments up to the date of this letter. Our tax opinion is made in the absence of judicial guidance as to how the law will be interpreted in Australia to properly resolve many of the difficult questions of construction that arise. Our comments should be read with this in mind.


THIRD PARTY

Our tax opinion is made specifically for the addressees listed above. Accordingly, neither the firm nor any member or employee of the firm undertakes responsibility in any way whatsoever to any other person or company for any errors or omissions in the tax opinion given, however caused.

Investors should seek their own taxation advice in relation to their investment in the Trust.


CONSENT

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect to any part of the Registration Statement, including this exhibit.

Should you have any queries in relation to this matter, please do not hesitate to contact me on 9288 5891.

Yours sincerely



/S/Jim Mooney
Partner